Exhibit 99.2

Certain Remarks of Fred B. Parks

Urologix, Inc. Teleconference

May 9, 2007

•	Fact: In Q2, we had 22 U.S.-based direct accounts order 50 or more catheters, generally coming in December, the final month of the quarter.

•	In Q3, we had only 14 U.S.-based direct accounts order 50 or more catheters.

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When quizzed about this pattern, urologists were generally loyal to Cooled ThermoTherapy but were unwilling to “stock much more than the month ahead.” They wanted more flexibility, and were more conscious about the carrying costs of shelf stock. In other situations, they wanted to mark our pricing against the competition or were contemplating switching to our Mobile offering.

•	Highlighting, perhaps low lighting, the disappointment in Q3 was an extremely soft performance in the Northeast territory with direct customers, a shortfall representing half of the total miss.

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The 16% decline [in Q3 revenue as compared to Q2 revenue] is driven primarily by a reduction in large orders from our direct office customers who represented 52% of total revenue compared to 59% of total revenue in Q2.

•	ASP’s from direct accounts improved 4% sequentially due to fewer orders from high-volume customers who receive greater discounts than our low volume customers.

•	During our third quarter of FY 2007, we developed 42 new accounts with 88% of these originating within our mobile service business.

•	The growth in our mobile business is driven by further leveraging of our existing infrastructure of 16 territories that cover 39 states.

•	Consistent with the second quarter, over 99% of our revenue in the third quarter was generated domestically.

•	Stock option expense totaled $257,000 in the third quarter of FY 2007.

•	The decline in the gross profit rate was due primarily to volume reductions, and secondarily related to mix with the growth of the mobile channel.

•	Mobile treatment sales grew – and they grew without any additional routes being added during the quarter.